UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported):  August 31, 2005

Stonepath Group, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-16105	65-0867684
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1930 Sixth Avenue South, Suite 401 Seattle, Washington		98134
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s telephone number, including area code: (206) 624-4354

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01                     Entry into a Material Definitive Agreement

On August 31, 2005, Stonepath Group, Inc. (the “Company”) and certain of its domestic subsidiaries entered into several agreements with Laurus Master Fund, Ltd. (“Laurus”) providing for, among other things, a new $25 million domestic revolving credit facility. The agreements include, without limitation, a Security Agreement, a Secured Convertible Minimum Borrowing Note, a Secured Revolving Note, a Minimum Borrowing Note Registration Rights Agreement, a Common Stock Purchase Agreement, and an Escrow Letter, each dated August 31, 2005. The following is a summary of each of those agreements, is not complete, and is qualified in its entirety by reference to the full text of those agreements, each of which are attached as an exhibit to this Current Report on Form 8-K. Readers should review those agreements for a complete understanding of the terms and conditions associated with this new domestic revolving credit facility.

Secured Convertible Minimum Borrowing Note

The Secured Convertible Minimum Borrowing Note (the “Minimum Borrowing Note”) has a principal amount of $10 million and has a three year maturity. It bears an annual interest rate of prime plus 1%, subject to a floor of 5.5%. Amounts due under the Minimum Borrowing Note are convertible into the Company’s Common Stock at a conversion price of $1.08 per share, subject to customary antidilution adjustments. If the Company has registered the resale of the Common Stock issuable upon conversion of the Minimum Borrowing Note and the Common Stock Purchase Warrant and the market price for the Company’s Common Stock for the last five trading days of any month exceeds $1.08 per share by at least 25%, the interest rate on the Minimum Borrowing Note for the next month will be reduced by 200 basis points for each incremental 25% increase in market price above $1.08. The obligations under the Minimum Borrowing Note are secured by a global security interest in the assets of the Company’s domestic subsidiaries, excluding any stock held in a foreign subsidiary.

In the event that the Minimum Borrowing Note has been converted in full into the Company’s Common Stock and there is at least $11 million outstanding under this domestic revolving credit facility, a new Minimum Borrowing Note will be issued by the Company. The terms of each such New Minimum Borrowing Note would be the same as the Minimum Borrowing Note it replaces, except for the conversion price, which would be 115% of the average closing price of the Company’s Common Stock for the ten trading days immediately prior to the date such new Minimum Borrowing Note is issued, but in no event greater than 120% of the closing price of the Common Stock on such date.

In the event that the conversion price of any new Minimum Borrowing Note or Notes would, together with shares of Common Stock issuable upon exercise of the Common Stock Purchase Agreement, result in more than 8,738,173 shares of the Company’s Common Stock being issuable for a purchase price of less than $0.91 per share, such shares in excess of that amount for that price cannot be obtained upon conversion of the Minimum Borrowing Note unless and until approved by the Company’s stockholders.

The Minimum Borrowing Note may be prepaid, subject to a prepayment premium of 23% in the first year, 22% in the second year, and 21% in the third year of the Minimum Borrowing Note.  Following the occurrence and during the continuance of an event of default under the Minimum Borrowing Note, the holder of the note may require the repayment of 120% of the outstanding principal amount, in addition to interest and other amounts due under the Minimum Borrowing Note.

Secured Revolving Note

The Secured Revolving Note (the “Revolving Note”) covers the amount outstanding under the domestic credit facility from time to time which is not represented by the Minimum Borrowing Note. The Revolving Note also has a three year maturity and bears interest at an annual rate of prime plus 3.5%, subject to a floor of 8%. The Revolving Note is not convertible into any securities and is secured by a global security interest in the assets of the Company’s domestic subsidiaries, excluding any stock held in a foreign subsidiary.

The Revolving Note may be prepaid, subject to a prepayment premium of 3% in the first year, 2% in the second year, and 1% in the third year of the Revolving Note.  Following the occurrence and during the continuance of an event of default under the Revolving Note, the holder of the note may require the repayment of 120% of the outstanding principal amount, in addition to interest and other amounts due under the Revolving Note.

Common Stock Purchase Warrant

The Common Stock Purchase Warrant (the “Warrant”) entitles the holder to purchase 2.5 million of the Company’s Common Stock for a period of five years, at an exercise price which varies with the number of shares purchased under the Warrant. The exercise price is $1.13 for the first 900,000 shares purchased, $1.41 for the next 700,000 shares purchased, $4.70 for the next 450,000 shares purchased, and $7.52 for the last 450,000 shares purchased under the Warrant.

Security Agreement

The Security Agreement provides the formula for loans to be made under this domestic credit facility and evidenced by the Minimum Borrowing Note and the Revolving Note. It generally provides for an advance rate of 90% of eligible receivables, which advance rate is subject to adjustment and to the establishment of reserves by Laurus. While the Security Agreement does not contain any financial covenants, it does have certain affirmative and negative covenants, including the requirement of Laurus’ consent for various actions including acquisitions, cash dividends, and mergers. It also provides Laurus with a right of first refusal for additional convertible debt issuances by the Company. Upon the occurrence and during the continuance of an event of default, Laurus may convert the credit facility into a receivables purchase arrangement.

Registration Rights Agreement

The Registration Rights Agreement requires the Company to file a registration statement for the resale of the shares of Common Stock issuable upon conversion of the Minimum Borrowing Note and exercise of the Warrant within 60 days, to have the registration statement effective within 120 days, and to keep the registration statement effective for up to 5 years. If the Company fails to meet the deadlines for the filing or the effectiveness of the registration statement or, subject to certain “black out” periods of up to 45 days in any 12 month period, if the registration is unavailable after it becomes effective, the Company is required to pay liquidated damages of approximately $5,000 per day. The Registration Rights Agreement provides for customary indemnification for the Company, Laurus, and each of their affiliates.

Escrow Letter

The agreements described above and the other documents governing this new domestic credit facility and the proceeds of the facility have been placed into escrow under the terms of the Escrow Letter. Under the terms of the Escrow Letter, the documents and proceeds are to be released upon the satisfaction of the following conditions: (a) a payoff letter and agreement has been received from Patriarch Partners, LLC, the agent under the Company’s current domestic credit facility, (b) no Event of Default has occurred and is continuing, and (c) Laurus has determined in its sole and absolute discretion to consummate the credit facility.

Under the terms of the Escrow Letter, the Company and certain of its domestic subsidiaries are obligated to pay interest on the proceeds deposited into escrow. If the conditions to the release of escrow are not satisfied on or before September 12, 2005, (a) at Laurus’ option, the new domestic credit facility will be of no further force or effect and (b) a break up fee of $875,000 is payable by the Company and certain of its domestic subsidiaries.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

On August 31, 2005, the Company and its domestic subsidiaries agreed to incur the financial obligations under new domestic credit facility described in Item 1.01 of this Current Report on Form 8-K, the proceeds of which will be used to repay the Company’s indebtedness under its existing domestic credit facility with Zohar II 2005-1 Limited and Patriarch Partners Agency Services, LLC. The indebtedness under the new facility may be accelerated upon the occurrence of certain events of default customary for credit facilities of the type and amount of the new facility. If the conditions to the release of the proceeds described in the Escrow Letter referred to in Item 1.01 are not satisfied, the Company would not have the indebtedness under the new credit facility, but would have the obligation to pay the amounts required by the Escrow Letter and would retain the indebtedness under the Company’s existing credit facility.

Item 3.02	Unregistered Sales of Equity Securities

Upon the release from escrow of the Minimum Borrowing Note and Warrant described in Item 1.01, the Company will have issued the convertible securities evidenced thereby in a transaction exempt from the registration requirements of the Securities Act of 1933 (the “Securities Act”), by virtue of Section 4(2) of the Securities Act and Rule 506 of Regulation D thereunder.

Item 9.01	Financial Statements and Exhibits

(c)                                  Exhibits

Exhibit	Description

10.23	Security Agreement dated August 31, 2005 by and among Laurus Master Fund, Ltd, the Company, and the subsidiaries identified therein

10.24	Secured Convertible Minimum Borrowing Note dated August 31, 2005

10.25	Secured Revolving Note dated August 31, 2005

10.26	Common Stock Purchase Warrant dated August 31, 2005

10.27	Minimum Borrowing Note Registration Rights Agreement dated August 31, 2005 by and among the Company and Laurus Master Fund

10.28	Escrow Letter dated August 31, 2005

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

STONEPATH GROUP, INC.

Date: September 7, 2005	By:	/s/ Robert Arovas
Robert Arovas, President